EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—April 26, 2013—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three months ended March 31, 2013.

Net income for the three months ended March 31, 2013 was $1.414 million or $0.29 per share-basic and diluted, down from $1.663 million, or $0.34 per share-basic and diluted for the same quarter in 2012. Net interest income for the first quarter of 2013, after the provision for loan losses for the quarter, was $6.581 million, approximately 4.0% lower than the same period in 2012, due to a decrease in net interest income offset partially by a decrease in the provision for loan losses. The provision for loan losses for the three months ended March 31, 2013 was $175 thousand compared to $536 thousand for the same period in 2012. The decrease in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions. The net interest margin decreased to 3.52% in the first quarter of 2013 from 4.10% in the same period in 2012 primarily because of the decrease in yields on earning assets was greater than the decline in rates paid on interest bearing deposits and weak loan demand has caused a shift from traditionally higher earning assets such as loans to investment securities.

Non-interest income increased in the first quarter of 2013 by $71 thousand, or 4.4%, while non-interest expenses increased $148 thousand, or 2.3%, compared to the same period in 2012. The increase in non-interest income was due primarily to an increase in service charges and ATM fees. Non-interest expenses increased primarily due to a $320 thousand increase in other operating expense and an $82 thousand increase in occupancy expense, partially offset by a $254 thousand decrease in salaries and benefits.

Total assets as of March 31, 2013 increased to $894.637 million, up $13.797 million, or 1.6%, when compared to December 31, 2012. Deposits increased by $ 16.543 million, or 2.6%, and loans, net of unearned income increased by $1.504 million, or 0.4%, when compared to December 31, 2012. The increase in loans, net of unearned, was due to new loans made in excess of payoffs and regularly scheduled payments. Non-performing assets increased by $1.157 million to $20.559 million at March 31, 2013 as compared to December 31, 2012, because of increases in non-accrual loans and other real estate owned partially offset by a decrease in loans 90 days or more past due and still accruing interest.

During the first three months of 2013, the Company paid dividends totaling $0.22 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-two banking locations in ten counties in East Central and South Mississippi and has a loan production office in Biloxi, Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank’s web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	Three Months
	Ending March 31,
	2013	2012
Interest income and fees	$7,988	$8,899
Interest expense	1,232	1,511

Net interest income	6,756	7,388
Provision for loan losses	175	536

Net interest income after provision for loan losses	6,581	6,852
Non-interest income	1,681	1,610
Non-interest expense	6,558	6,410

Net income before taxes	1,704	2,052
Income taxes	290	389

Net income	$1,414	$1,663

Earnings per share - basic	$0.29	$0.34

Earnings per share - diluted	$0.29	$0.34

Dividends Paid	$0.22	$0.22

Average shares outstanding-basic	4,866,933	4,849,164
Average shares outstanding-diluted	4,872,362	4,858,616

	As of	As of
	March 31,	December 31,
	2013	2012
Period End Balance Sheet Data:
Total assets	$894,637	$880,840
Total earning assets	807,466	802,219
Loans, net of unearned income	370,395	368,891
Allowance for loan losses	6,835	6,954
Total deposits	659,092	642,549
Long-term borrowings	68,658	68,674
Shareholders’ equity	87,904	88,869
Book value per share	$18.06	$18.28

Period End Average Balance Sheet Data:
Total assets	$891,069	$842,456
Total earning assets	814,524	766,663
Loans, net of unearned income	370,481	374,286
Total deposits	654,957	592,723
Long-term borrowings	68,663	72,553
Shareholders’ equity	89,227	87,972
Period End Non-performing Assets:
Non-accrual loans	15,437	14,142
Loans 90+ days past due and accruing	433	578
Other real estate owned	4,689	4,682

	As of	As of
	March 31,	March 31,
	2013	2012
Period End Net charge-offs as a percentage of average net loans	0.08%	0.04%
Period End Performance Ratios:
Return on average assets(1)	0.63%	0.80%
Return on average equity(1)	6.59%	7.68%
Period Ending Net Interest
Margin (tax equivalent)(1)	3.52%	4.10%

(1) Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com